EXHIBIT 4.01

AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT (this “Amendment”) is made and dated as of April 10, 2003, by and between Quintiles Transnational Corp., a North Carolina corporation (the “Company”), and Wachovia Bank, N.A., a national banking association (successor by merger to First Union National Bank), as Rights Agent (the “Rights Agent”).

RECITALS

     A.     The Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of November 5, 1999 and amended and restated as of May 4, 2000 (the “Rights Agreement”);

     B.     The Company, Pharma Services Holding, Inc., and Pharma Services Acquisition Corp. are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) which provides for the consummation of the “Merger” as defined in the Merger Agreement; and

     C.     The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable, and the Company and the Rights Agent desire to evidence such amendment in writing; and such amendment is in accordance with Section 27 of the Rights Agreement.

Accordingly, the parties hereto agree that:

     1.     Amendment. Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1(a):

     “Notwithstanding anything to the contrary in this Agreement, including without limitation Sections 1(a), 1(l), 1(ee), 1(jj), 3, 7, 11(a)(ii) and 13(a), (i) neither Pharma Services Holding, Inc., Pharma Services Acquisition Corp., nor any of their Affiliates, shall be deemed to be an Acquiring Person, (ii) no Stock Acquisition Date, no Distribution Date and no Triggering Event shall be deemed to occur, (iii) the Rights will not separate from the Common Stock, and (iv) the Rights shall not become exercisable, in each case as a result of the execution, delivery or performance of the Merger Agreement (as defined below), the public announcement thereof, or the consummation of the Merger (as defined in such Merger Agreement). For purposes of this Section 1(a), “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 10, 2003 between the Company, Pharma Services Holding, Inc., and Pharma Services Acquisition Corp.

     2.     Certification. This Section 2 shall constitute an officer’s certificate for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to the best of their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.

     3.     Miscellaneous. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State and without regard to conflicts of laws principles. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature appears on next page.]

[Signature page to Amendment to Rights Agreement.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUINTILES TRANSNATIONAL CORP

By:	/s/ Pamela J. Kirby

Name: Pamela J. Kirby
Title: Chief Executive Officer

WACHOVIA BANK, N.A.

By:	/s/ Joan K. Kaprinski

Name: Joan K. Kaprinski
Title: Assistant Vice President